Exhibit 4.15

AMENDMENT NO. 2 TO NOTE PURCHASE AGREEMENT

          THIS AMENDMENT NO. 2 (this “Amendment”) is dated as of November 30, 2012, among VALIDUS UPS, LTD., a Bermuda exempted company (the “Successor Company”), VALIDUS HOLDINGS, LTD., a Bermuda exempted company (the “Guarantor”), and the Noteholders named herein.

W I T N E S S E T H :

          WHEREAS, Flagstone Reinsurance Holdings (Bermuda) Limited, a Bermuda exempted company (the “Company”) (as successor in interest to Flagstone Reinsurance Holdings, S.A., a Luxembourg société anonyme) and Merrill Lynch International (the “Purchaser”) have executed and delivered that certain Note Purchase Agreement, dated as of August 23, 2006, between the Company and the Purchaser, as amended by Amendment No. 1, dated as of November 30, 2012 (together, the “Note Purchase Agreement”), providing for the issuance of its floating rate, unsecured junior subordinated deferrable interest notes (the “Securities”);

          WHEREAS, the Company has heretofore issued €13,000,000 aggregate principal amount of Floating Rate Deferrable Interest Subordinated Notes due 2036 under the Note Purchase Agreement (the “Outstanding Notes”);

          WHEREAS, on the date hereof, the Company will merge with and into the Successor Company, a wholly-owned subsidiary of the Guarantor, with the Successor Company as the survivor (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated as of August 30, 2012, among Flagstone Reinsurance Holdings, S.A., a Luxembourg société anonyme, the Company, the Guarantor and the Successor Company (the “Merger Agreement”);

          WHEREAS, in connection with the consumation of the transactions contemplated by the Merger Agreement, the Successor Company will assume all of the obligations of the Company under the Indenture and the Securities, and the Guarantor will provide full and unconditional guarantees (the “Guarantees”) of the obligations of the Successor Company under the Note Purchase Agreement and the Securities on the terms and conditions set forth herein and therein;

          WHEREAS, Section 12(a)(i) of Schedule 2 to the Note Purchase Agreement provides, in part, that the Company may transfer all or substantially all of its properties and assets as an entirety to another Person provided that (a) (i) the Successor Company is an entity organized and existing under the laws of the United States of America or any State or Territory thereof, the District of Columbia, Bermuda, the Cayman Islands, Luxembourg or any country, which is a member state of the Organization for Economic Cooperation and Development and (ii) the Successor Company expressly assumes, by an amendment thereto executed and delivered to the Holders, the due and punctual payment of the principal of and any premium and interest (including any Additional Interest) on all the Securities and the performance of every covenant of the Note Purchase Agreement on the part of the Company to be performed or observed; (b) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time, or both, would constitute an Event of Default, shall have happened and be continuing; and (c) an Officers’

Certificate and an Opinion of Counsel have been delivered to the Holders, each stating that such transfer and all conditions precedent in the Note Puchase Agreement relating to such transfer has been complied with.

          WHEREAS, Section 11 of the Note Purchase Agreement provides, in part, that the Company may amend the Note Purchase Agreement as provided in Schedule 2 to the Note Purchase Agreement or upon the prior written consent of the Holders of at least a majority of the Outstanding Securities;

          WHEREAS, the Successor Company, pursuant to Section 12(a)(i) of the Note Puchase Agreement, has delivered to the Holders, or caused to be delivered to the Holders on their behalf, an Opinion of Counsel and an Officers’ Certificate, dated as of the date hereof, stating that the Merger complies with Section 12 of Schedule 2 to the Note Purchase Agreement and that all conditions and covenants provided for in the Note Purchase Agreement relating to the Merger have been complied with; and

          WHEREAS, all things necessary (a) to authorize the assumption by the Successor Company of the Company’s obligations under the Note Purchase Agreement, (b) to authorize the Guarantor’s Guarantees of the obligations of the Successor Company under the Note Purchase Agreement and the Securities and (c) to make this Amendment when executed by the parties hereto a valid and binding amendment of the Note Purchase Agreement have been done and performed.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Note Puchase Agreement.

2. Assumption of Obligations. The Successor Company hereby expressly assumes, from and after the date hereof, the due and punctual payment of the principal of and any premium and interest (including any Additional Interest) on all the Securities and the performance of every covenant of the Note Purchase Agreement on the part of the Company to be performed or observed.

3. Succession and Substitution. The Successor Company, from and after the date hereof, by virtue of the aforesaid assumption and the delivery of this Amendment, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Purchase Agreement, and the Company shall be discharged from all obligations and covenants under the Note Purchase Agreement and the Securities.

4. Amendment to Note Purchase Agreement.

          Section 12 of Schedule 2 to the Note Purchase Agreement is hereby amended by adding the following paragraph immediately after subsection (iii):

          “Notwithstanding the foregoing, where the Company proposes to consolidate or amalgamate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to a Person that is a direct or indirect wholly-owned subsidiary of the Guarantor, such Person’s assumption of the obligations hereunder and the release of the Company of its obligations hereunder, shall be effective immediately upon delivery to the Holders of (A) an amendment to this Note Purchase Agreement pursuant to Section 12(a)(i) which shall be executed by such Person and the Guarantor (but shall not require execution by any Holder), and (B) an officers’ certificate and opinion of counsel pursuant to and in accordance with Section 12(a)(iii).”

5. Guarantee.

          The following Sections 18.1 through and including Section 18.8 shall be added immediately after Section 17 of Schedule 2 to the Note Purchase Agreement, and shall hereinafter be deemed a part of the Note Purchase Agreement and applicable to the Outstanding Notes. The following definition shall apply to Section 18 of the Note Purchase Agreement, as amended hereby: “Guarantor” shall mean Validus Holdings, Ltd., a Bermuda exempted company.

          Section 18.1. Guarantees.

          (a) With respect to each series of Securities to which this Section 18 is expressly made applicable, the Guarantor hereby unconditionally and irrevocably guarantees to each Holder and its successors and assigns (i)(a) the full and punctual payment of principal and interest (including any Additional Interest) on the Securities of such Holder when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company to the Holders under this Note Purchase Agreement and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Note Purchase Agreement and the Securities and (ii) in the case of any extension of time of payment or renewal of any Securities or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal (all of the foregoing being hereinafter collectively called the “Guarantees”).

          (b) The Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guarantees and also waives notice of protest for nonpayment. The Guarantor waives notice of any default under the Securities or the Guarantees. The Guarantees hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Note Purchase Agreement, the Securities or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Note Purchase Agreement, the Securities or any other agreement; (iv) the release of any security held by any Holder for the Guarantees or any of them; (v) the failure of any Holder to exercise any right or remedy against any other guarantor of the Guarantees or (vi) any change in the ownership of the Guarantor.

          (c) The Guarantor further agrees that its Guarantees hereunder constitute a guarantee of payment, performance and compliance when due (and not a guarantee of collection).

          (d) The Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or failure to enforce the provisions of any Security or this Note Purchase Agreement, or any waiver, modification, consent or indulgence granted to the Company with respect thereto (unless the same shall also be provided the Guarantor), by the Holder of any Security, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall, without the consent of the Guarantor, increase the principal amount of a Security or the interest rate thereon or increase any premium payable upon redemption thereof. The Guarantees shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantees or otherwise. Without limiting the generality of the foregoing, the Guarantor covenants that the Guarantees shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Note Purchase Agreement, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantor or would otherwise operate as a discharge of the Guarantor as a matter of law or equity.

          (e) The Guarantor further agrees that the Guarantees shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal, premium, if any, or interest on any Security is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

          (f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Company to pay the principal of, premium on, if any, or interest on any Security when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other obligation under the Securities, the Guarantor hereby promises to and will, upon receipt of written demand by the Holders, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such obligations under such Securities, (ii) accrued and unpaid interest on such obligations under such Securities (but only to the extent not prohibited by law) and (iii) all other monetary obligations with respect to such Securities of the Company to the Holders.

          (g) The Guarantor will be subrogated to all rights of the Holders against the Company in respect of any amount paid by the Guarantor pursuant to the provisions of the Guarantees; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, premium on, if any, and interest on such Securities shall have been paid in full. The Guarantor further agrees that, as between it, on the one hand, and the Holders, on the other hand, (x) the maturity of the obligations with respect to the Securities hereby may be accelerated as provided herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations with respect to such Securities, and (y) in the event of any declaration of acceleration of such obligations as provided herein, the Guarantees (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Article XIII.

          (h) The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any Holder in enforcing any rights under this Section 18.

          Section 18.2. Successors and Assigns.

          This Section 18 shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Holders and, in the event of any transfer or assignment of rights by any Holder, the rights and privileges conferred upon that party in this Note Purchase Ageement and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Note Purchase Agreement.

          Section 18.3. No Waiver.

          Neither a failure nor a delay on the part of either the Holders in exercising any right, power or privilege under this Section 18 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Section 18 at law, in equity, by statute or otherwise.

          Section 18.4. Modification.

          No modification, amendment or waiver of any provision of this Section 18, nor the consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holders of at least a majority of the Outstanding Securities, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstances.

          Section 18.5. Notation of Guarantees Not Required.

          The Guarantor hereby agrees that the Guarantees set forth in this Section 18 shall remain in full force and effect notwithstanding the absence on any Security of a notation relating to the Guarantees.

          Section 18.6. Benefits Acknowledged.

          The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Note Purchase Agreement and that the guarantees and waivers made by it pursuant to its Guarantees are knowingly made in contemplation of such benefits.

          Section 18.7. Release of Guarantees.

          Provided that no notice that an Event of Default has occurred and is continuing has been delivered to the Holders, the Guarantees shall be automatically and unconditionally released and discharged, and no further action by the Guarantor or the Company is required for the release of the Guarantees, upon the Company delivering to the Holders an Officers’ Certificate stating that the Guarantees are released in full.

          Section 18.8 Limitation on Guarantor Liability.

          The Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Guarantees of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to the Guarantees. To effectuate the foregoing intention, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws and after giving effect to any collections from, result in the obligations of the Guarantor under its Guarantees not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

6. Subordination of Guarantees.

          The following Sections 19.1 through and including Section 19.12 shall be added as a new Section 19 of the Note Purchase Agreement, and shall hereinafter be deemed a part of the Note Purchase Agreement and applicable to the Outstanding Notes.

          Section 19.1. Securities Subordinate to Senior Debt of the Guarantor.

          The Guarantor covenants and agrees, and each Holder of a Security, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 19, the payment of the principal of and any premium and interest (including any Additional Interest) on each and all of the Securities pursuant to the Guarantees are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Guarantor.

          Section 19.2. No Payment When Senior Debt of the Guarantor in Default; Payment Over of Proceeds Upon Dissolution, Etc.

          In the event and during the continuation of any default by the Guarantor in the payment of any principal of or any premium or interest on any Senior Debt of the Guarantor (following any grace period, if applicable) when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, upon written notice of such default to the Guarantor by the holders of such Senior Debt of the Guarantor or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made pursuant to the Guarantees on account of the principal of or any premium or interest (including any Additional Interest) on any of the Securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Securities.

          In the event of a bankruptcy, insolvency or other proceeding involving the Guarantor described in clause (d) or (e) of the definition of Event of Default (each such event, if any, herein sometimes referred to as a “Proceeding”), all Senior Debt of the Guarantor (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any Holder of any of the Securities on account thereof pursuant to the Guarantees. Any payment or distribution, whether in cash, securities or other property (other than securities of the Guarantor or any other entity provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Guarantees, to the payment of all Senior Debt of the Guarantor at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Securities pursuant to the Guarantees shall be paid or delivered directly to the holders of Senior Debt of the Guarantor in accordance with the priorities then existing among such holders until all Senior Debt of the Guarantor (including any interest thereon accruing after the commencement of any Proceeding) shall have been paid in full.

          Section 19.3. Payment Permitted If No Default.

          Nothing contained in this Section 19 or elsewhere in this Note Purchase Agreement or in any of the Securities shall prevent (a) the Guarantor, at any time, except during the pendency of the conditions described in paragraph (a) of Section 19.2 or of any Proceeding referred to in Section 19.2, from making payments at any time of principal of and any premium or interest (including any Additional Interest) on the Securities pursuant to the Guarantees or (b) the application of any moneys deposited hereunder to the payment of or on account of the principal of and any premium or interest (including any Additional Interest) on the Securities pursuant to the Guarantees or the retention of such payment by the Holders, if, at the time of such application by the Holders, they did not have knowledge (in accordance with Section 19.8) that such payment would have been prohibited by the provisions of this Section 19, except as provided in Section 19.8.

          Section 19.4. Subrogation to Rights of Holders of Senior Debt of the Guarantor.

          Subject to the payment in full of all amounts due or to become due on all Senior Debt of the Guarantor, or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt of the Guarantor, the Holders of the Securities shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Debt of the Guarantor pursuant to the provisions of this Section 19 (equally and ratably with the holders of all indebtedness of the Guarantor that by its express terms is subordinated to Senior Debt of the Guarantor to substantially the same extent as the Guarantees are subordinated to the Senior Debt of the Guarantor and are entitled to like rights of subrogation by reason of any payments or distributions made to holders of such Senior Debt of the Guarantor) to the rights of the holders of such Senior Debt of the Guarantor to receive payments and distributions of cash, property and securities applicable to the Senior Debt of the Guarantor until the principal of and any premium and interest (including any Additional Interest) on the Securities shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Debt of the Guarantor of any cash, property or securities to which the Holders of the Securities would be entitled under the Guarantees except for the provisions of this Section 19, and no payments made pursuant to the provisions of this Section 19 to the holders of Senior Debt of the Guarantor by Holders of the Securities, shall, as among the Guarantor, its creditors other than holders of Senior Debt of the Guarantor, and the Holders of the Securities, be deemed to be a payment or distribution by the Guarantor to or on account of the Senior Debt of the Guarantor.

          Section 19.5. Provisions Solely to Define Relative Rights.

          The provisions of this Section 19 are and are intended solely for the purpose of defining the relative rights of the Holders of the Securities under the Guarantees on the one hand and the holders of Senior Debt of the Guarantor on the other hand. Nothing contained in this Section 19 or elsewhere in this Note Purchase Agreement or in the Securities is intended to or shall (a) impair, as between the Guarantor and the Holders of the Securities, the obligations of the Guarantor under the Guarantees, which are absolute and unconditional, to pay to the Holders of the Securities the principal of and any premium and interest (including any Additional Interest) on the Securities as and when the same shall become due and payable in accordance with their terms, (b) affect the relative rights against the Guarantor of the Holders of the Securities under the Guarantees and creditors of the Guarantor other than their rights in relation to the holders of Senior Debt of the Guarantor or (c) prevent the Holder of any Security from exercising all remedies otherwise permitted by applicable law upon default under this Note Puchase Agreement, including filing and voting claims in any Proceeding, subject to the rights, if any, under this Section 20 of the holders of Senior Debt of the Guarantor to receive cash, property and securities otherwise payable or deliverable to such Holder.

          Section 19.7. No Waiver of Subordination Provisions.

          No right of any present or future holder of any Senior Debt of the Guarantor to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Guarantor with the terms, provisions and covenants of this Note Purchase Agreement, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.

          Without in any way limiting the generality of paragraph (a) of this Section 19.7, the holders of Senior Debt of the Guarantor may, at any time and from to time, without the consent of or notice to the Holders of the Securities, without incurring responsibility to such Holders of the Securities and without impairing or releasing the subordination provided in this Section 19 or the obligations hereunder of such Holders of the Securities to the holders of Senior Debt of the Guarantor, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Debt of the Guarantor, or otherwise amend or supplement in any manner Senior Debt of the Guarantor or any instrument evidencing the same or any agreement under which Senior Debt of the Guarantor is outstanding, (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt of the Guarantor, (iii) release any Person liable in any manner for the payment of Senior Debt of the Guarantor and (iv) exercise or refrain from exercising any rights against the Guarantor and any other Person.

          Section 19.8. Reliance on Judicial Order or Certificate of Liquidating Agent.

          Upon any payment or distribution of assets of the Guarantor referred to in this Article 19, the Holders of the Securities shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders of Securities, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Debt of the Guarantor and other indebtedness of the Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 19.

7. Representations and Warranties. The Noteholders hereby represent and warrant that they collectively hold a majority of the Outstanding Securities.

8. Effectiveness and Operativeness. By executing this Amendment, each of the Noteholders shall be deemed to have delivered their Consent to this Amendment. This Amendment shall be deemed to have become effective, and the provisions provided for in this Amendment shall be deemed to have become operative, immediately upon consummation of the Merger, provided, that:

          (a) the Noteholders shall have executed one or more counterparts of this Amendment and shall have received a counterpart of this Amendment executed by the Successor Company; and

          (b) the Noteholders shall have received the Officers’ Certificate and Opinion of Counsel described in the recitals of this Amendment.

9. Ratification of Note Purchase Agreement. Except as expressly amended hereby, the Note Purchase Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Note Purchase Agreement for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

10. Governing Law. THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

11. Counterparts. The parties hereto may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

12. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

*   *   *   *   *

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

VALIDUS UPS, LTD.

By:	/s/ Jeffrey D. Sangster

Name: Jeffrey D. Sangster
Title: Chief Financial Officer

VALIDUS HOLDINGS, LTD.

By:	/s/ Joseph E. Consolino

Name: Joseph E. Consolino
Title: President and Chief Financial Officer

[Signature Page to Amendment No. 2]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Dekania Europe CDO II, plc, as a Noteholder

By: Dekania Capital Management, LLC

By:	/s/ Daniel G. Cohen

Name: Daniel G. Cohen
Title: President

Dekania Europe CDO III, plc, as a Noteholder

By: Cohen & Company Financial, LTD

By:	/s/ Daniel G. Cohen

Name: Daniel G. Cohen
Title: Director

[Signature Page to Amendment No. 2]